Exhibit 99.1

WorldGate Releases First Quarter 2005 Results

Ojo Video Phones Being Shipped and Are Now Available at Retail

Trevose, Pa., May 16, 2005 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the first quarter of 2005. Key recent operating highlights during and subsequent to the first quarter include:

•                  Extensive field tests of Ojo were conducted and completed by Motorola, with Ojo passing their rigorous product evaluation process.

•                  Ojo was commercially launched, with initial sales commencing in April, 2005.

•                  Product is being sold by Motorola to consumers through various premium retailers, catalogue ordering, and on-line purchases.

•                  Initial consumers have activated Ojo Services and are making video calls.

•                  The first true-to-life video phone call was conducted over a satellite broadband network connection.

•                  Ojo received continued favorable media attention, including coverage in The New York Times, the Philadelphia Inquirer, CNBC’s Closing Bell, NBC’s Extra, the Fine Living Network’s Insiders List, the CBS Early Show, CNBC’s Power Lunch, CNN, ESPN, US News & World Report, PC World, USA Today, and ABC News.

•                  Holders of outstanding preferred stock converted 4,350 shares to common stock (1.85 million shares of common stock), thereby reducing the companies liabilities and dividend obligations.

•                  Ojo was demonstrated at the Texas Instruments (TI) annual analyst conference in Dallas, Texas, to about 200 of TI’s securities analysts, as being an exciting implementation of TI’s digital signal processing technology.

Financial Summary:

Revenues from continuing operations for the three months ended March 31, 2005 were $179,000. These revenues represent the initial deliveries of video phones to Motorola. There were no revenues from continuing operations during the first quarter ending March 31, 2004.

For the first quarter of 2005 WorldGate reported income available to common shareholders of $2.1 million from continuing operations. The income available to common shareholders for the quarter includes a non-cash gain of $5.2 million as a result of a change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004. Accounting standard FAS 133 “Accounting for Derivative Instruments and Hedging Activities” requires that the fair value of the warrants and preferred stock conversion options we have issued as part of our June 2004 private placement be recorded into our financial statements as liabilities.  In addition, this standard requires that we revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. The $5.2 million gain is the result of this mark-to-market adjustment as of March 31, 2005 and reflects the change in the price of our common stock from $4.99 as of December 31, 2004 to $3.90 at March 31, 2005. It is important to note that this gain has no cash effect and that over the life of the instruments, the cumulative non-cash mark-to-market adjustments of gains and losses will offset and net to $0. Also included in the fourth quarter ‘Net Income available to common stockholders’ is a non-cash charge of $495,000 associated with accretion of preferred stock and dividends.

The operating loss for the first quarter ending March 31, 2005, excluding the above non cash gains and expenses related to the June 2004 private placement, was $2.6 million which is slightly below the comparable fourth quarter ending December 2004 operating loss of $2.9 million and the $2.8 million operating loss in the first quarter ending March 31, 2004.

In June 2004, WorldGate completed a private placement of 7,550 shares of its Series A Preferred Stock at a stated value of $1,000 per share, which preferred stock is convertible into the Company’s common stock at a conversion price of $2.35 per share. During the first quarter 2005 and in April 2005 certain of the investors in this private placement converted 4,350 of these preferred stock into 1.85 million shares of common stock, leaving 2,425 preferred shares of the Series A Preferred Stock still outstanding. This conversion reduces the Company’s liabilities, increases the net equity of the Company, eliminates dividend obligations associated with these preferred shares going forward, and will reduce the quarter to quarter fluctuations in losses or gains resulting from the change in fair value of the preferred stock conversion element of the private placement funding.

Per share profit available to shareholders on a fully diluted basis for the quarter ending March 31, 2005 was $0.07 compared to a per share loss of $0.10 for the quarter ending March 31, 2004. The increase primarily reflects a non-cash profit per share of $0.14 in the quarter ending March 31, 2005 resulting from the change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June.

Cash, and cash equivalents, amounted to $9.9 million as of March 31, 2005, compared to $11.8 million at December 31, 2004 and $3.4 million at March 31, 2004.

Management Comments:

“2005 is off to a great start” noted Hal Krisbergh WorldGate Chairman and CEO. “With the commercial launch of the product and commencement of shipments of our Ojo video phone we have achieved major milestones for WorldGate. Not only have we achieved our vision of bringing quality video telephony to consumers, allowing them to make true to life video phone calls to friends and loved ones, but with the start of Ojo sales in April we are also on our way to solidifying our financial picture and bringing increased share value to our stockholders.”  Krisbergh continued, “In addition, holders of the majority of our outstanding preferred stock converted their shares to common stock, reducing the company’s future liabilities and enhancing our capital base.  These transactions will provide the company with improved financial flexibility in the future.”

Conference Call:

The Company has scheduled a conference call for Tuesday, May 17th, 2005 at 8:30 AM to discuss the status of its Ojo Video phone and first quarter 2005 financial results.  The conference call telephone number is 877-329-9147.  The conference ID is 6058009.  A replay of the conference call will be available for one week after the call at 800-642-1687 (domestic) or 706-645-9291 (international) using the same ID number.

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

	Three Months Ended March 31,
	2005	2004
Total Revenues from continuing operations	$179	$0
Cost of Revenues	125	0
Gross Margins	54	0

Engineering and Operations	1,305	800
Sales and Marketing	379	191
General and Administrative	847	1,674
Depreciation and Amortization	171	102
Total Operating Expenses from continuing operations	2,702	2,767

Loss from continuing operations	(2,648)	(2,767)
Change in fair value of warrants and conversion option	5176	0
Other Income (Expense)	66	6
Net Income (Loss) from continuing operations	2,594	(2,761)
Income from discontinued operations	0	23
Net Income (Loss)	2,594	(2,738)
Accretion on preferred stock and dividends	(495)	0
Net Income (Loss) available to common shareholders	$2,099	$(2,738)

Income (Loss) from continuing operations per common share
Basic	$0.08	$(0.10)
Fully Diluted	$0.07	$(0.10)
Income from discontinued operations per common share
Basic	$0.00	$0.00
Fully Diluted	$0.00	$0.00
Net Income (Loss) per common share
Basic	$0.08	$(0.10)
Fully Diluted	$0.07	$(0.10)
Net Income (Loss) available to common shareholders per common share
Basic	$0.07	$(0.10)
Fully Diluted	$0.07	$(0.10)
Weighted average common shares outstanding
Basic	31,582,115	27,236,662
Fully Diluted	38,334,855	27,236,662

WorldGate Communications - Consolidated Balance Sheet Data
(in thousands)

	March 31, 2005	December 31, 2004
Cash and Cash Equivalents	$9,929	$11,840
Other Receivables	12	28

Total Assets	12,028	13,822

Total Liabilities	10,556	16,399
Redeemable Preferred Stock	3,382	2,995

Total Stockholders’ Deficiency	(1,910)	(5,572)

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression to deliver quality, real time video images that are synchronized with the accompanying sounds. Ojo video phones are designed to operate on the high speed data infrastructures of cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312